Exhibit 99.1

FEDERAL BANKRUPTCY COURT DISMISSES PETITION AGAINST VITAMINSPICE, INC.

WAYNE, PA –April 25, 2012—VitaminSpice, Inc. (VTMS.PK)  announces that the Federal Bankruptcy Court for the Eastern District of Pennsylvania has dismissed the involuntary bankruptcy petition that was filed against the company by its former attorney Jehu Hand, Ray Suprenard (IBT Florida), Jeremiah Hand, John Robison (Orange, California), and Esthetics World.

The Honorable Court further ordered that a Hearing be held regarding attorneys fees and damages.  Furthermore, the Court Ordered that a Hearing be scheduled to hear VitaminSpice’s   “Bad Faith” Motion regarding the Filing of the petition.  The Motions filed before this court included explicit documents provided to the court that demonstrated forgeries by petitioners, specifically Jehu Hand.   One of the most outrageous document that VitaminSpice provided is a back dated and notarized ( by Jehu Hand’s assistant, Kimberly Peterson) that was submitted  the to offices of The United States Federal Court for the Eastern District of Pennsylvania’s  District Court Judge, Michael Baylson.

During the proceedings, petitioner John Robison admitted to providing investment funds via Kevin Lee Woodbridge, a convicted felon on securities violations.  According to the SEC website, Woodbridge was banned for life from working with any public company in addition to Woodbridge’s incarceration.

The Court will schedule a separate hearing to allow the parties to augment the present record with regard to the issue of whether VitaminSpice is entitled to fees and costs pursuant to 11 U.S.C. §303(i). At that time, the Court will consider the issue of bad faith as it relates to VitaminSpice's § 303(i) requests, stated the Judge Madeline D. Coleman in documents issued by the court.  VitaminSpice, by and through its attorneys will be submitting actual, compensatory, and punitive damage claims against all parties that filed the involuntary petition.

About VitaminSpice
VitaminSpice is uniquely positioned between the $150 billion health food/vitamin supplement industry and the multi-trillion-dollar traditional food industry. A pioneer in the emerging FoodCeutical Industry, VitaminSpice sells vitamin-, mineral- and antioxidant-infused spices and food products. Their offerings include Crushed Red Pepper, Ground Black Pepper, Italian Seasoning, Ground Cinnamon and Granulated Garlic. A proprietary micro-encapsulation process keeps vitamin properties locked inside, even when heated, allowing the seasonings, condiments, and food products to retain their full flavor.

VitaminSpice Safe Harbor
This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Contact:
Edward Bukstel
CEO
VitaminSpice, Inc.
ebukstel@vitaminspice.net
484.367.7401